Exhibit 99.2


                                 PRESS RELEASE



CONTACT:       Joseph R. Vidal
--------       Air & Water Technologies Corporation
               908-685-4600

NEW YORK -- Wednesday, July 16, 1997 -- Air & Water Technologies Corporation (AMEX: AWT) and Compagnie Generale des Eaux ("CGE") today announced that CGE and a committee of independent directors of AWT are in preliminary discussions relating to a proposed recapitalization of AWT. There can be no assurance that these discussions, which are being conducted on an arms-length basis, will result in any transaction, or if so, as to the terms or timing of any such transaction.

Air & Water Technologies Corporation, through its subsidiaries, provides a comprehensive range of service and technologies for the operation, maintenance and management of water and wastewater systems; engineering, design and construction of water and wastewater facilities; the remediation of contaminated soil; and services and technologies for controlling air pollution.

CGE, the beneficial owner of approximately 42.5% of AWT's Common Stock, is one of the largest private companies in France. The utility has dealings in water supply, waste management, energy, construction, property, communications and transportation.

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